For Further Information Contact: Charles H. Crockett Assistant Secretary 207-885-2349 FOR IMMEDIATE RELEASE June 17,1999

     HANNAFORD ANNOUNCES THE APPOINTMENT OF CHIEF OPERATING OFFICER AND NEW CHIEF FINANCIAL OFFICER

     Scarborough, Maine: Hannaford Bros. Co. (NYSE-HRD), multi-regional food retailer, announced today that Ronald C. Hodge has been named Executive Vice President and Chief Operating Officer and that Paul A. Fritzson has been named Executive Vice President and Chief Financial Officer to replace Blythe J. McGarvie, who has resigned to pursue an opportunity with Societe BIC, headquartered in Paris, France.

     Mr. Hodge joined Hannaford in 1980. During his 19 years with the Company, he has held positions of increasing responsibility, including Director Retail Operations, Northern Division (Maine), Vice President Retail Operations, Southern Division (New Hampshire and Massachusetts), and Regional Vice President, New York/Vermont, where he successfully managed the Company's entry into the Upstate New York market. In 1994, he was promoted to Senior Vice President of Northeast Operations, and in May 1998, Executive Vice President of Sales and Northeast Operations.

     "The addition of the Chief Operating Officer title recognizes Ron's contributions to and oversight of our core supermarket business," said Hugh G. Farrington, President and Chief Executive Officer. "The development and execution of our marketing strategy is critical to our plans to grow our business. As we face the challenges and opportunities, Ron's leadership will be invaluable."

     Mr. Fritzson joined Hannaford in 1978 as a financial analyst. He moved to merchandising and held positions of increasing responsibility until 1985 when he was promoted to Director of Retail Operations for the Northern Division (Maine). In 1987 he became Director of Retail Operations for the Southern Division (New Hampshire and Massachusetts) and was promoted to Southern Regional Vice President in 1989. In late 1991, he was named Vice President-General Merchandise and Progressive Distributors, Inc. In 1992, he was promoted to Vice President-Marketing and in 1994 to Senior Vice President-Marketing. In November 1995, he assumed responsibility for merchandising, distribution and marketing and was most recently named Executive Vice President-Strategic Development in May 1998.

     "Paul Fritzson has had extensive financial and accounting experience in his various positions in the company," added Mr. Farrington. "He has a very deep knowledge of how this company works and has the creativity and superb management skills to greatly facilitate our growth plans by combining financial and development areas."